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                                                                  EXHIBIT 10(f)


                         FIDELITY SOUTHERN CORPORATION
                                 FIDELITY BANK
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 18th day of December, 2003, by and among FIDELITY SOUTHERN CORPORATION ("Fidelity"), a Georgia Corporation, FIDELITY BANK ("Bank"), a Georgia corporation, and JAMES
B. MILLER, JR. ("Miller").

         WHEREAS, Miller is the Chairman and Chief Executive Officer of Fidelity and Chairman of the Bank;

         WHEREAS, Fidelity agrees to continue to employ Miller as its Chief Executive Officer and as the Chairman of the Bank, subject to his election, to provide the services set forth herein; and

         WHEREAS, Miller agrees to accept such employment and to continue to provide such services in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       EMPLOYMENT/DUTIES.

                  (a) Fidelity shall employ Miller as the President and Chief Executive Officer of Fidelity during the term of his employment as set forth in this Agreement and Miller hereby accepts such employment. Miller also agrees to serve as the Chairman of the Board of Directors of Fidelity and of the Bank upon his election to such positions.

                  (b) Miller shall be the senior executive officer of Fidelity and shall be responsible for the day-to-day operations of the business of Fidelity and shall have such authority consistent with such positions and necessary for the conduct of such business under the general direction of the Board of Directors of Fidelity ("Board").

                  (c) Miller agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Board of Directors or any committee thereof. Miller shall devote his full business time to the performance of his obligations hereunder.


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                  (d)      The term of employment of Miller shall be for an
initial term of three (3) years and may be extended upon written agreement of the parties.

                  (e) Employment hereunder shall commence on January 1, 2004.

                  (f) This Agreement shall not prohibit Miller from serving as a director of other businesses and as a member of any committee of the board of directors thereof.

         2.       COMPENSATION.

                  (a) Base Salary. During the term of the employment of Miller hereunder, Fidelity and Bank will pay to Miller an aggregate base salary ("Base Salary") at the rate of $300,000 per year, payable in arrears in equal semi-monthly payments, subject to applicable withholdings and deductions. In the event of the disability of Miller, to the extent payments are received by him under any employer sponsored disability program and/or under any policy the premiums of which are paid by Fidelity or Bank, the payments hereunder are to be reduced by an amount equal to such disability payments.

                  (b) Incentive Compensation. Fidelity and Bank shall pay to Miller the incentive compensation ("Incentive Compensation") determined as set forth in Attachment A hereto. Miller shall be eligible to participate in incentive plans and programs hereafter adopted as determined by the Board or the Compensation Committee of the Board.

                  (c) Employee Benefit Programs. Miller shall be eligible to participate in all employee benefit programs, including medical and hospitalization programs, now or hereafter made available by Fidelity to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Fidelity reserves the right to modify and rescind any program or adopt new programs in its sole discretion.

                  (d) Life Insurance for Fidelity. Fidelity may, in its sole discretion, maintain key man life insurance on the life of Miller and designate Fidelity as the beneficiary. Miller agrees to execute any documents necessary to effect the issuance of such policy. Miller hereby acknowledges that he has consented to the purchase and maintenance by Fidelity of the Split Dollar Insurance Plan ("Split Dollar Plan") in the face amount of $2,000,000 dated October 3, 1984 (including all amendments and replacement and substitute policies, as hereafter mutually agreed in writing). In addition, Fidelity and Bank agree to maintain the Flexible Premium Adjustable Life Insurance, Universal Life, policy issued by Great-West Life & Annuity Insurance Company ("Great-West") in the face amount of $6 million payable to beneficiaries designated by Miller or his estate in lieu thereof, at all times hereafter, regardless of the termination of this Agreement or Miller's employment hereunder, including terminations pursuant to Section 3. The policies purchased and maintained by Fidelity under the Split Dollar Plan and the policy purchased and maintained by Fidelity with Great West, or any substituted policies, shall be maintained by Fidelity at all times hereafter, including after the termination of this Agreement or Miller's employment hereunder.


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                  (e)      Additional Benefits. The Non-Qualified Stock Option
dated September 18, 1997, shall continue in effect and shall not be affected by any modification or termination of this Agreement.

                  (f) Vacation. Miller is entitled to five (5) weeks vacation each year. Vacation shall be taken at such times as not to materially interfere with the business of Fidelity. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.

                  (g) Expenses. Fidelity shall pay all reasonable expenses incurred by Miller in the performance of his responsibilities and duties for Fidelity, including without limitation, dues payable to the Atlanta Athletic Club and the Capital City Club and to such reasonable civic organizations of Miller's choice. Miller shall submit to Fidelity periodic statements of all expenses so incurred in accordance with the policies of Fidelity then in effect. Subject to such reviews as Fidelity may deem reasonably necessary, Fidelity shall, promptly in the ordinary course of business, reimburse Miller for the full amount of all such expenses advanced by Miller.

                  (h) Automobile. Fidelity will continue to provide Miller with an appropriate automobile for his use and will maintain and insure it at Fidelity's expense.

         3.       EARLY TERMINATION.

                  (a) For Cause. (i) Notwithstanding the foregoing, the Board may terminate the employment of Miller "for cause" (as hereinafter defined) at any time upon 10 business days' prior written notice. The term "for cause" shall mean (A) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (B) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Miller or any related person or affiliated company and are intended to cause harm or damage to Fidelity, the Bank or their subsidiaries, (C) the illegal use of controlled substances, (D) the misappropriation or embezzlement of assets of Fidelity, the Bank or their subsidiaries, or (E) the breach of any other material term or provision of this Agreement to be performed by Miller which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board or the board of directors of the Bank.

                           (ii)     Upon termination for cause, Fidelity and
Bank shall have no further obligation to pay any compensation to Miller or make available to Miller participation under any employee benefit program for periods after the effective date of the termination for cause. In such event, Incentive Compensation is payable only for the periods of employment. Salary which accrued to the termination date shall be paid on the normal payment date.

                  (b) Other Termination by Fidelity. (i) Fidelity and the Bank may terminate the employment of Miller for any reason (other than for cause) at any time upon at least 90 days' prior written notice. Upon such termination, Miller's right to compensation as set forth in Section 2 after the effective date of the termination shall cease, except that the Base Salary shall


                                       3
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be continued to be paid semi-monthly as provided in Section 2(a) for the remainder of said three years as provided in Section 1(d), the employee benefits shall be continued as provided in Section 2(c) for thirty-six (36) months from the date of termination at a cost to Miller not to exceed the amounts paid by executives for such employee benefits and the Incentive Compensation for the periods of employment shall be paid as provided in Section 2(b).

                           (ii)     Subsequent to the date of any written
notice of termination provided to Miller pursuant to Section 3(b)(i) or by Miller to Fidelity pursuant to Section 3(c)(ii), Fidelity shall engage the independent accounting firm regularly utilized by Fidelity ("Accounting Firm") to provide to Fidelity and Miller, at Fidelity's expense, a determination of whether any compensation payable to Miller pursuant to Section 3(b)(i) constitutes a "parachute payment" ("Parachute Payment") as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If the Accounting Firm determines that any compensation payable to Miller pursuant to
Section 3(b)(i) constitutes a Parachute Payment, the Accounting Firm shall also determine: (A) the amount of the excise tax to be imposed under Section 4999 of the Code; (B) whether Miller would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to Miller pursuant to Section 3(b)(i) were reduced (assuming latest payments are reduced first) so that no amount payable to Miller hereunder constitutes a Parachute Payment than he would realize after federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) and after imposition of the excise tax under Section 4999 of the Code if the amounts payable to Miller hereunder were not so reduced; and (C), if the Accounting Firm determines in (B) above that Miller would realize a higher amount if the compensation payable to Miller were so reduced, the amount of the reductions. All determinations shall be made on a present value basis. The Accounting Firm shall provide to Fidelity and to Miller a written report of its determinations hereunder no later than forty-five (45) days prior to the termination date. No later than fifteen (15) days following his receipt of the report from the Accounting Firm, Miller will notify Fidelity in writing of any disagreement with said report, and, in such case, Fidelity shall direct the Accounting Firm to promptly discuss its determinations with an accountant or counsel designated by Miller in his written notice and seek to reach an agreement regarding same no later than fifteen (15) days prior to the termination date, with Fidelity and Miller, each bearing the cost of their own accountants or counsel. If no agreement can be reached within thirty (30) days after the expiration of said fifteen (15) day period, the matter shall be promptly submitted to binding arbitration under Section 13 hereof by either party. The determinations so made shall be binding on the parties. If it is determined hereunder that Miller would realize a greater amount after Federal and Georgia income taxes (assuming the highest marginal rates then in effect apply) if the compensation payable to him pursuant to Section 3(b)(i) were reduced (assuming latest payments are reduced first) so that no amount payable to Miller hereunder constitutes a Parachute Payment, then the amounts payable to Miller pursuant to Section 3(b)(i) shall be so reduced.


------------
Miller

------------
Fidelity

------------
Bank


                  (c) Termination by Miller. (i) Miller may terminate his employment at any time upon at least 90 days' prior written notice to Fidelity and the Bank. Upon such termination of employment Miller's right to compensation after the effective date of termination shall cease. The Base Salary which accrued as of the termination date and the Incentive Compensation


                                       4
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payable pursuant to Section 2 (b) will be paid after the effective date of termination under this Section 3(c) on the normal payment dates.

                           (ii)     Notwithstanding the foregoing, if Fidelity
or the Bank fails to perform any of its material obligations hereunder and such failure continues for sixty (60) days after written notice thereof by Miller to the Board, termination by Miller of this Agreement for such failure shall be deemed to constitute a termination by Fidelity and the Bank without cause under
Section 3(b)(i) of this Agreement. A reduction in the responsibilities and authority of Miller as provided in Section l(b) shall constitute a breach of a material obligation of Fidelity and Bank hereunder.

                  (d)      Termination Upon Death or Disability.

                           (i)      The employment of Miller shall terminate
upon his death, or (10) business days after written notice by Fidelity of termination during the continuance of the total disability (as hereinafter defined) of Miller.

                           (ii)     Upon termination upon death or by Fidelity
upon total disability, Miller's right to compensation after the effective date of termination shall cease. Base Salary which accrued as of the termination date will be paid after the effective date of termination under this Section 3(d) on the normal payment date(s) and any Incentive Compensation will be paid as provided in Section 2(b). Fidelity and Bank shall have no obligation to pay any compensation for periods after the effective date of such termination under this Section 3(d).

                           (iii)    The term "total disability" means the
inability of Miller to substantially perform his duties hereunder for a continuous period of ninety (90) days unless such period is extended in writing by Fidelity, in which event, for such greater period. Total disability shall be deemed to commence upon the expiration of such continuous ninety (90) day period or such greater period, if so extended. In the event of any dispute as to the "total disability" of Miller or the expiration of said ninety (90) day period or such greater period, if so extended, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Miller agrees to submit medical records requested and to submit to such examination and testing reasonable requested by such physician.


------------
Miller

------------
Fidelity

------------
Bank


                  (e) Life Insurance Policies. Termination of this Agreement or the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c) or (d) hereof, shall not terminate the duty of Fidelity and Bank to maintain or continue the Split Dollar Plan, or that certain life insurance policy with Great West pursuant to Section 2(d) hereof, including any substitute plan or policy hereafter mutually agreed to.

         4.       COVENANT NOT TO COMPETE.


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                  (a)      Miller agrees that for the period commencing on the
date hereof and ending two (2) years after the expiration of the term of his employment under this Agreement (and if employment is continued thereafter "at will", then one (1) year after termination of such continued employment with Fidelity, the Bank or any subsidiary for any reason), Miller will not, alone or with others, directly or indirectly, own, manage, operate, join, control, participate in the ownership of, management, operation, or control of, be employed by, consult with, advise or be connected in any other manner with any Business (as hereinafter defined) in the counties of Fulton, DeKalb, Cobb, Gwinnett and Clayton, Georgia ("Territory") other than with Fidelity, the Bank and their subsidiaries. This covenant not to be compete shall not prohibit engagements which do not involve, directly or indirectly, the Business.

                  (b) The term "Business" means the business of banking, including deposits, checking, lending (including mortgage lending).

                  (c) Miller acknowledges that the products and services provided by the Business are being and are intended to be marketed throughout the Territory.

         5. NON-SOLICITATIONS OF CUSTOMERS. Miller agrees that during his employment and the period of twelve months immediately following termination of his employment for any reason with Fidelity and the Bank by Miller or by Fidelity, Miller shall not, directly or indirectly, on his own behalf or on behalf of any other person, including any other business entity, solicit, contact, call upon, communicate with or attempt to communicate with (collectively "Solicitation") any customer or prospective customer of Fidelity or the Bank or of any subsidiary or any representative of any customer or prospective customer of Fidelity or the Bank or any subsidiary with a view to the solicitation of the following banking services: deposit, checking and lending (including mortgage lending); provided that the restrictions set forth in this Section 5 shall apply only to customers or prospects of Fidelity, the Bank and of their subsidiaries or representatives thereof with which Miller had contact while in the employ of Fidelity, the Bank or any subsidiary during the two year period immediately preceding the Solicitation.

         6. NON-SOLICITATIONS OF EMPLOYEES. Miller agrees that during his employment and the period of twelve months immediately following termination of his employment with Fidelity and the Bank by Miller or by Fidelity for any reason, Miller shall not, directly or indirectly, on his own behalf or on behalf of any other person, including any other business entity, solicit, hire or in any manner encourage employees of Fidelity or the Bank or any subsidiary thereof, to leave the employ of Fidelity or the Bank or any subsidiary thereof for an engagement in any capacity by another person or to provide the name of any such employee to any one who, to the knowledge of Miller, may hire or be interested in hiring such employee.

         7.       CONFIDENTIALITY.

                  (a) During the term of Miller's employment with Fidelity, and at all times thereafter, Miller shall not use or disclose to others, without the prior written consent of Fidelity or the Bank, any Trade Secrets (as hereinafter defined) or Confidential Information (as hereinafter defined) of Fidelity or the Bank, or any subsidiary thereof or any of their customers,


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except for use or disclosure thereof in the course of the business of Fidelity or the Bank (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.

                  (b) Upon termination of employment with Fidelity and the Bank for any reason, Miller shall not take with him any documents or data of Fidelity or the Bank or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.

                  (c) Miller agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity, the Bank and all subsidiaries and customers thereof.

                  (d) Trade Secrets shall include only such information constituting a "Trade Secret" within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall mean all information and data which is protectable as a legal form of property or non-public information of Fidelity or the Bank or their customers, excluding any information or data which constitutes a Trade Secret.

                  (e) The parties agree that the limitations herein on disclosure and use of Confidential Information of Fidelity, the Bank and customers shall be for a period commencing on the date of employment and ending three years after termination of employment for any reason, by Fidelity, the Bank or by Miller.

                  (f) Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of Miller; (B) is lawfully received by Miller from a third party after termination of employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (C) which is independently developed by Miller before the commencement of or after termination of Miller's employment.

         8. SPECIFIC PERFORMANCE. Because of Miller's knowledge and experience, Miller agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Miller will not object thereto and claim that monetary damages are an adequate remedy.

         9. INDEMNIFICATION OF MILLER. Fidelity shall indemnify Miller and shall advance reimbursable expenses incurred by Miller in any proceeding against Miller, including a proceeding brought by or in the right of Fidelity, as a director or officer of Fidelity or any subsidiary thereof, except claims and proceedings brought by Fidelity against Miller, to the fullest extent permitted under the Articles of Incorporation and By-Laws of Fidelity and the Georgia Business Corporation Code, as amended from time to time.


                                       7
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         10.      NOTICES. All notices, requests, demands and other
communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

                  If to Fidelity
                           Fidelity Southern Corporation
                           3490 Piedmont Road
                           Suite 1550
                           Atlanta, Georgia 30305
                           Attn:  Board of Directors

                  If to Miller:
                           James B. Miller, Jr.
                           c/o Fidelity Southern Corporation
                           3490 Piedmont Road, Suite 1550
                           Atlanta, Georgia 30305

         11. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon and enforceable by Miller and his estate, personal representatives and heirs, and by Fidelity and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Miller.

         12. ENTIRE AGREEMENT. This Agreement, including the Split Dollar Plan, the Flexible Premium Adjustable Life, Universal Life, policy and the Non-Qualified Stock Option, are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Miller as an employee and officer of Fidelity and election as Chairman of the Board of Fidelity and the Bank and supersedes all prior agreements and understandings, oral or written.

         13. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise specifically provided herein, including as provided in Section 8 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement. All reasonable costs and expense incurred in connection with any such arbitration proceedings and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.


------------
Miller

------------
Fidelity

------------
Bank


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         14.      AMENDMENTS. This Agreement may not be amended or modified
except in writing signed by both parties.

         15. WAIVERS. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.

         16. GOVERNING LAW. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.


                       [Signatures on the following page]


                                       9
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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    FIDELITY SOUTHERN CORPORATION

                                    By: /s/ Robert J. Rutland
                                        ---------------------------------------
                                    Name: Robert J. Rutland
                                         --------------------------------------
                                    Title: Chairman of the Compensation
                                           Committee
                                          -------------------------------------


                                    FIDELITY BANK

                                    By: /s/ Robert J. Rutland
                                        ---------------------------------------
                                    Name: Robert J. Rutland
                                         --------------------------------------
                                    Title: Chairman of the Compensation
                                           Committee
                                          -------------------------------------


                                    MILLER

                                    /s/ James B. Miller, Jr.
                                    -------------------------------------------
                                    James B. Miller, Jr.


                                      10
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                                  ATTACHMENT A
                             INCENTIVE COMPENSATION


         For each calendar year during the term of the Agreement, the Compensation Committee ("Committee") of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Miller) a target consolidated income before the Incentive Compensation provided herein and before taxes of Fidelity, excluding extraordinary items (determined in accordance with generally accepted accounting principles) ("Target Income") for such calendar year prior to the commencement of the calendar year. Miller will be paid incentive compensation ("Incentive Compensation") in cash depending upon the percentage of the Target Income achieved for such calendar year.

         In the event the consolidated income of Fidelity for any calendar year before the Incentive Compensation provided herein and before taxes of Fidelity and excluding extraordinary items, determined in accordance with generally accepted accounting principles ("Income") achieved is at least 80% of the Target Income and is less than 100% of the Target Income, the Incentive Compensation shall be the product of $200,000 times the percent of Target
Income achieved between 80% of the Target Income and 100% of the Target Income. In the event the Income achieved equals 100% of the Target Income, the Incentive Compensation shall be $200,000. In the event the Income achieved exceeds 100% of the Target Income and is no more than 120% of the Target Income, the Incentive Compensation shall be increased by the product of (i) $100,000 times (ii) the percentage of the Target Income in excess of 100% of the Target Income and not more than 120% of the Target Income. For example, if the percentage of Income achieved is 100% of the Target Income, the Incentive Compensation is $200,000 and if 90% of the Target Income is achieved, the Incentive Compensation is $100,000. No Incentive Compensation will be paid if the percentage of Target Income achieved is 80% or less. The maximum Incentive Compensation shall be $300,000.

         The Compensation Committee may modify the Target Income for any calendar year at any time during a calendar year to reflect changes resulting from changes in accounting principles or practices of Fidelity and changes in the business plan.

         In the event of any dispute as to the achieved Income, it shall be such amount as set forth in Fidelity's certified financial statements less the amount of this Incentive Compensation for such calendar year.

         The right of Miller to receive the Incentive Compensation hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Miller is entitled pursuant to the Agreement to Incentive Compensation for a period of less than a full year, the Incentive Compensation for such year shall vest on the last day of his employment and the amount shall be determined as set forth hereinabove for the calendar year prorated based upon the percentage of the year Miller was employed under the Agreement.

         Payment is to be made in cash promptly after the amount is determined but in no event more than 90 days after the end of the calendar year. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Miller if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.